UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 30, 2010
SMART MODULAR TECHNOLOGIES (WWH), INC.
(Exact name of registrant as specified in its charter)

Cayman Islands	000-51771	20-2509518

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

39870 Eureka Drive Newark, CA	94560

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (510) 623-1231
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
SMART Modular Technologies, Inc., SMART Modular Technologies (Europe) Limited, and SMART Modular Technologies (Puerto Rico) Inc., as borrowers (the “Borrowers”), entered into the Third Amendment to Second Amended and Restated Loan and Security Agreement (the “Third Amendment”), effective as of April 30, 2010, with the lenders identified therein (the “Lenders”) and Wells Fargo Bank, National Association, as the arranger, administrative agent and security trustee for the Lenders. The Second Amended and Restated Loan and Security Agreement dated April 30, 2007, as amended by the First Amendment dated November 26, 2008, the Second Amendment dated August 14, 2009 and the Third Amendment, is referred to as the “WF Credit Facility”.
As a result of the Third Amendment, the Maturity Date, as defined in the WF Credit Facility, was extended to April 30, 2012, and the Borrowers are again required to comply with certain financial covenants as modified and as set forth in the WF Credit Facility. The Base Rate Margin and LIBOR Rate Margin, as defined in the WF Credit Facility, were changed to 1.25% and 2.25%, respectively.
There have been no borrowings outstanding under the WF Credit Facility since November of 2007.
This report contains only a summary of certain provisions of the Third Amendment. Accordingly, the foregoing summary does not purport to be complete and is qualified in its entirety by reference to the text of the Third Amendment which is attached as Exhibit 10.37 to this report and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits

Exhibit
Number	Description

10.37	Third Amendment to Second Amended and Restated Loan and Security Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMART MODULAR TECHNOLOGIES (WWH), INC.
Date: June 11, 2010	By:	/S/ BARRY ZWARENSTEIN
		Name:	Barry Zwarenstein
		Title:	Senior Vice President & Chief Financial Officer

EXHIBIT INDEX

Exhibit
Number	Description

10.37	Third Amendment to Second Amended and Restated Loan and Security Agreement